Exhibit 10.5

AGREEMENT

This Agreement (the “Agreement”) is made this 9th day of September, 2021, and is entered into by and between Brook Warehousing Corporation, a New Jersey Corporation having an address at 18 Van Veghten Drive, Bridgewater, NJ 0807 (“Licensor”), and 1847 Goedeker Inc., a Delaware Corporation having an address at 3817 Millstone Pkway, St. Charles, MO (“Licensee”) and, together with Licensor, collectively referred to herein as the “Parties,” or individually, a “Party”.

WHEREAS, the Parties entered into a Warehouse Agreement, dated as of September 9, 2021; and

WHEREAS, the Parties wish to supplement the Warehouse Agreement with additional material terms as set forth in this Agreement.

NOW, THEREFORE, in consideration of and in reliance upon the provisions of this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the undersigned Parties do hereby covenant and agree as follows:

1. Definitions. Any capitalized term used in this Amendment not otherwise defined herein shall have the meaning ascribed to such term in the Warehouse Agreement.

2. Exclusive use of Licensed Area. During the term of the License, Licensee shall have the exclusive use of the Licensed Area and any of Licensor’s Personal Property as may be located in the Licensed Area. Licensee shall be permitted to place any of its own furniture and personal property within the Licensed Area provided, however, that Licensee removes any of its furniture and personal property prior to the Expiration Date.

3. Payments Due on Commencement Date. In addition to the foregoing, Licensee shall pay upon the execution and delivery of this Agreement an amount equal to two (2) months’ License Fee of Two Hundred Seventy-Two Thousand Five Hundred Forty-Eight Dollars and Fifty Cents ($272,548.50) (the “Required Security Deposit Amount”), which shall be delivered to Licensor as a security deposit to secure the faithful observance and performance by Licensor of the terms and conditions of this License. If Licensee defaults in the observance or performance of any of such terms and conditions, Licensor may use or apply all or any part of such security deposit for the payment of any rent not paid when due or for the payment of any other amounts due Licensor by reason of such default, including any costs of Licensor’s observing or performing such terms or conditions on Licensee’s behalf and any deficiencies in damages incurred by Licensor. If Licensor shall use or apply all or any part of such security deposit, Licensee shall, promptly upon written notice from Licensor, deliver to Licensor additional funds so as to restore the security deposit to the Required Security Deposit Amount. If Licensee shall faithfully observe and perform all of the terms and conditions of this License, the security deposit, or so much thereof as shall not have been used or applied in accordance with this Section, shall be returned to Licensor within three (3) business days after the expiration or sooner termination of this License and the surrender of the License Premises to Licensee vacant and in accordance with the Warehouse Agreement. At least five (5) business days prior to any increase in Storage Fee, Licensee covenants and agrees to deposit with the Licensor all sums necessary so as that the security deposit held by the Licensor shall be the equivalent of two (2) months’ monthly rent at the increased rate.

4. Holding Over. Licensor and Licensee recognize that the damage to Licensor resulting from any failure by Licensee to timely vacate and surrender possession of the Licensed Area will be substantial and exceed the amount of the Storage Fee payable under the Warehouse Agreement. Licensee therefor agrees that if possession of the Licensed Area is surrendered to Licensor on or before the Expiration Date or sooner termination of the Term, Licensee shall pay to Licensor for each month (or any portion thereof) during which Licensee remains in possession of the Licensed Area a sum equal to two hundred percent (200%) of the Storage Fee of the last month of the License Period.

5. Alterations and Signage. Licensee may not make any alterations, installations, additions, or improvements in or to the Licensed Area without the prior written consent of Licensor, which consent may not be unreasonably withheld or conditioned. Any signage to be used by Licensee with respect to the Licensed Area must be pre-approved in writing by Licensor, which approval may not be unreasonably withheld or conditioned.

6. Modification of Lease. Notwithstanding anything in the Warehouse Agreement to the contrary, Licensor shall not agree to any amendment of the Lease that would increase Licensee’s obligations or decrease Licensee’s rights hereunder or in respect of the licenses granted pursuant to the Warehouse Agreement without the prior written consent of Licensee. Notwithstanding the foregoing, Licensor shall be permitted, in Licensor’s sole discretion, to extend the term of the Lease by written agreement.

7. Confidentiality. The Parties agree that the terms and conditions of this Agreement shall be kept confidential and each party shall not disclose the terms and conditions of this Agreement to any person or entity except as required by law or court order (in which event the disclosing party shall provide the other party with notice as soon as practicable) or with the express written consent of the other Party.

8. Counterparts and Delivery. This Agreement may be executed in one or more counterparts, including a PDF or facsimile telecopy, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Electronic transmission by a party of its signed counterpart in PDF or its counsel of its signed counterpart to the other party or its attorney shall constitute effective delivery of such counterpart.

9. Miscellaneous. With the exception of those matters set forth in this Agreement, the rights and obligations of the parties shall be subject to and governed by all terms, covenants and conditions of the Warehouse Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first above written.

LICENSOR:

Brook Warehousing Corp.

By:	/s/ Eleanor D Marin
Name:	Eleanor D Marin
Title:	Vice President of Finance & Administration

LICENSEE:

1847 Goedeker Inc.

By:	/s/ Jacob Guilhas
Name:	Jacob Guilhas
Title:	Vice President of Logistics

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